Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.0001 per share (2)(3)	$17,250,000	$1,599.08
Representative’s Warrant to purchase common stock(4)	$—	$—
Common stock issuable upon exercise of Representative’s Warrants to purchase common stock (5)	$1,509,375	$139.92
TOTAL	$18,759,375	$1,739.00	(6)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes shares the underwriters have the option to purchase to cover over-allotments, if any.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	The Representative’s Warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is $1,509,375 which is equal to 125% of $1,207,500 (7% of $17,250,000 of shares of common stock sold in this offering). Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional shares of common stock that are issuable by reason of the anti-dilution provisions of the Representative’s Warrants.

(6)	Previously paid $1,739.00